FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT


     This First Amendment (this "Amendment") to the Amended and Restated Rights Agreement dated October 6, 1997 (the "Rights Agreement") among Liberty Technologies, Inc., a Pennsylvania corporation (the "Company") and StockTrans, Inc. (the "Rights Agent") is entered into this 11th day of August, 1998 between the Company and the Rights Agent.

     WHEREAS, upon the terms and subject to the conditions of the Rights Agreement, the Board of Directors of the Company has authorized the issuance of Rights; and

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution and delivery of that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of August 11, 1998 among the Company, Crane Co., a Delaware corporation ("Crane"), and LTI Merger, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Crane ("Merger Sub"); and

     WHEREAS, there has been delivered to the Rights Agent a certificate from a duly authorized officer of the Company stating that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "(a) Prior to the earlier of (i) the Close of Business on the tenth anniversary hereof (the "Final Expiration Date"), and (ii) the Effective Time (as defined in the Agreement and Plan of Merger, dated as of August 11, 1998, as the same may be amended from time to time (the "Merger Agreement"), among the Company, Crane Co, a Delaware corporation ("Crane"), and LTI Merger, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Crane ("Merger Sub"))(the earlier of (i) and (ii) being the "Expiration Date"), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c), exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as defined herein) for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may
     be) for which such surrendered Rights are then exercisable."


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     2. Section 26 of the Rights Agreement is hereby amended by adding at the end thereof the following sentence:

     "Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not be amended or supplemented in any manner until the termination of the Merger Agreement in accordance with its terms without the prior written consent of Crane."

     3. The Rights Agreement is hereby amended by adding Section 35 as follows:

     "Section 35. Crane transactions. Notwithstanding anything contained in this Rights Agreement to the contrary, (x) until the termination of the Merger Agreement in accordance with its terms, Crane (including each Affiliate and Associate of Crane) shall be an "Exempt Person", and (y) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Crane nor any Affiliate or Associate of Crane shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7, 11 or 13 of this Agreement by reason of (i) the approval, execution, delivery or effectiveness of the Merger Agreement, the Stock Option Agreement (as defined in the Merger Agreement) or the Shareholder Agreements (as defined in the Merger Agreement) or (ii) the consummation of any of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or Shareholder Agreements in accordance with the terms thereof or the taking of any action by any party thereto or any Affiliate or Associate thereof to facilitate the consummation of any such transactions."

     4. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

     5. This Amendment shall be deemed effective as of August 11, 1998, as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

     6. This Amendment may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one instrument.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.


ATTEST:                                     LIBERTY TECHNOLOGIES, INC.

By:                                         By:
   ------------------------------               ------------------------------


Name:                                       Name:
     ----------------------------                -----------------------------


Title:                                      Title:
      ---------------------------                 ----------------------------



                                            StockTrans, Inc.

By:                                         By:
   ------------------------------               ------------------------------


Name:                                       Name:
     ----------------------------                -----------------------------


Title:                                      Title:
      ---------------------------                 ----------------------------



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